EXHIBIT 99

                      Risk Factors Relating to the Company


           We Depend Heavily on Our CEO, James Beck

          The Company currently depends heavily on the services of its Chief Executive Officer, James A. Beck, and a number of other key management personnel. Even though the Company carries a $2 million key man life insurance policy on Mr. Beck, the loss of his services or of other key personnel could affect the Company in a material and adverse way. The Company's success will also depend in part on its ability to attract and retain additional qualified management personnel who have experience both in sophisticated banking matters and in operating a small to mid-size bank. Competition for such personnel is strong in the banking industry and the Company may not be successful in attracting or retaining the personnel it requires. The Company attempts to effectively compete in this area by offering financial packages that include incentive-based compensation and the opportunity to join in the rewarding work of building a new bank.

          Government Regulations May Prevent or Impair Our Ability to Pay Dividends, Engage in Acquisitions or Operate in Other Ways

          Current and future legislation and the policies established by federal and state regulatory authorities will affect the Company's operations. The Company is subject to supervision and periodic examination by the FDIC and the North Carolina State Banking Commission. Banking regulations, designed primarily for the protection of depositors, may limit our growth and the return to you, our investors, by restricting our activities, such as:

          o   the payment of dividends to our shareholders;
          o   possible mergers with or acquisitions by other institutions;
          o   our desired investments;
          o   loans and interest rates;
          o   interest rates paid on our deposits;
          o   the possible expansion of our branch offices; and/or
          o   our ability to provide securities or trust services.

          The Company also is subject to capitalization guidelines set forth in federal legislation, and could be subject to enforcement actions to the extent that the Company is found by regulatory examiners to be undercapitalized. The Company cannot predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on the future business and earnings prospects of the Company. The cost of compliance with regulatory requirements may adversely affect the Company's ability to operate profitably.


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           Technological Advances Impact Our Business

          The banking industry is undergoing technological changes with frequent introductions of new technology-driven products and services. In addition to improving customer services, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources than we do to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or successfully market such products and services to our customers.

          Our Trading Volume Has Been Low Compared With Larger Banks

          The trading volume in Company's common stock on the Nasdaq SmallCap Market has been comparable to other similarly-sized banks since trading began in December 1997. As of April 1, 2002, the Company's common stock will be traded on the Nasdaq National Market. Nevertheless, this trading is relatively low when compared with more seasoned companies listed on the Nasdaq SmallCap Market, the Nasdaq National Market or other stock exchanges. Thus, the market in the Company's stock is limited in scope relative to other companies. In addition, we cannot say with any certainty that an active and liquid trading market for the Company's stock will develop.

          Our Results Are Impacted by the Economic Conditions of Our Principal Operating Regions

          Our operations are concentrated in Eastern and Piedmont North Carolina. As a result of this geographic concentration, our results may correlate to the economic conditions in these areas. A deterioration in economic conditions in our market areas, particularly in the industries on which these areas depend, may adversely affect the quality of our loan portfolio and the demand for our products and services, and accordingly, our results of operations.

          We Compete With Much Larger Companies for Some of the Same Business

          The banking and financial services business in the Company's market areas is highly competitive and is becoming more competitive as a result primarily of:

          o   changes in regulations;
          o   changes in technology and product delivery systems; and
          o the accelerating pace of consolidation among financial services providers.

          We may not be able to compete effectively in our markets, and our results of operations could be adversely affected by the nature or pace of change in competition. We compete for loans, deposits and customers with various bank and nonbank financial services providers, many of which are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services.

          We Are Exposed to Risks in Connection with the Loans We Make

          A significant source of risk for us arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. We have

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underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that we believe are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying our loan portfolio. Such policies and procedures, however, may not prevent unexpected losses that could adversely affect our results of operations.

          Potential Risks Associated with Acquisitions

          We intend to continue to explore expanding a branch system through selective acquisitions of existing banks or bank branches in major North Carolina markets. We cannot say with any certainty that we will be able to consummate, or if consummated, successfully integrate future acquisitions, or that we will not incur disruptions and unexpected expenses in integrating such acquisitions. In the ordinary course of business, we evaluate potential acquisitions that would bolster our ability to cater to the small business, individual and residential lending markets of Wake, Chatham, Alamance and Lee Counties, North Carolina. In attempting to make such acquisitions, we anticipate competing with other financial institutions, many of which have greater financial and operational resources. In addition, since the consideration for an acquired bank or branch may involve cash, notes or the issuance of shares of Common Stock, existing shareholders could experience dilution in the value of their shares of Common Stock in connection with such acquisitions. Any given acquisition, if and when consummated, may adversely affect our results of operations or overall financial condition.

          Recent Terrorist Attacks Could Result in a Material Adverse Effect on the Company's Business

          On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. In response to these terrorist attacks, the United States military began a military campaign against Al Qaeda terrorist training camps and military installations of the Taliban regime in Afghanistan. The terrorist attacks and the United States military campaign caused and continue to cause significant instability in the world's financial markets and may lead to further armed hostilities.

          While the short and long term affects of these events and their potential consequences are uncertain, they could have a material adverse effect on general economic conditions, consumer confidence and market liquidity. Among other things, it is possible that interest rates may be affected by these events. If interest rates increase rapidly, it could cause the Company's borrowing costs to increase faster than increases in the interest rates it earns on its loans. If that were to happen, the Company's earnings could be negatively affected.

          In addition, prior to the events of September 11, 2001, unemployment rates in certain of the Company's market areas were increasing. High unemployment rates in the Company's market areas could have a negative effect on its level of deposits. If unemployment rates continue to rise, due to worsening economic conditions or consumer confidence resulting from the events of September 11, 2001 and their aftermath, the Company's financial condition and results of operations could be adversely affected.